Exhibit 10.3
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
2008 EXECUTIVE OFFICER COMPENSATION SUMMARY
2008 Base Salary and Option Grants. For fiscal 2008, the company’s principal executive officer, principal financial officer and the other two executive officers named below will receive the base salary set forth below (effective as of February 1, 2008), and they have been granted an option to purchase the number of shares of company common stock set forth below. All options were granted under the company’s 2005 Stock Incentive Plan at an exercise price of $14.355 (equal to the average of the high and low sales price of a share of common stock on the grant date) and, except as provided below in footnote one, twenty-five percent of the shares vest on March 31, 2009 and then 6.25% of the shares vest on the last day of each calendar quarter thereafter. All the options all have a term of seven years.

		Base
Name	Title	Salary	Options
Ross A. Longhini(1)	Executive Vice President and Chief Operating Officer	$325,000	100,000

Mark A. Heggestad	Executive Vice President and Chief Financial Officer	$280,000	40,000

Stephen J. McGill(2)	Senior Vice President, Global Sales	$263,000	—

John F. Nealon	Senior Vice President, Business Development	$250,000	25,000

(1)	Mr. Longhini was appointed chief executive officer in January 2008 and served on an interim basis through April 29, 2008. Anthony P. Bihl, III was appointed chief executive officer effective April 30, 2008. In recognition of Mr. Longhini’s interim service as chief executive officer, the grant of stock options to Mr. Longhini consists of options to purchase 50,000 shares that vest over the standard four year period described above and options to purchase 50,000 shares that vest in full on March 31, 2009.

(2)	Mr. McGill’s last day employment was April 30, 2008.
2008 Executive Variable Incentive Plan. Our executive officers participate in our 2008 Executive Variable Incentive Plan. The Compensation Committee established and the board ratified a target bonus for each participant in the plan. The plan provides for payment of a bonus based on achievement of net sales, net income and cash flow objectives in the 2008 operating plan approved by the Board. The total bonus is weighted 40 percent for achieving the net sales objective, 30 percent for achieving the net income objective and 30 percent for achieving the cash flow objective. The bonus payable under the plan is pro-rated for achievement above the minimum threshold and increases with percentage achievement relative to the objectives, and 100% of the target bonus will be paid at 100% achievement of the plan objectives. The maximum bonus payable under the plan will be 200% of the target bonus at 110% achievement of the net sales and net income objectives and 115% achievement of the cash flow objective. The plan provides for payment only if net sales and net income are more than 90% of the corresponding objective, and bonuses for achieving these objectives will be determined and paid quarterly. The plan provides for payment if cash flow is more than 85% of the cash flow objective, and bonuses for achieving this objective will be determined and paid annually. The target bonus for 2008 for the company’s principal executive officer, principal financial officer and the two other executive officers is set forth in the table below. As noted above, Mr. McGill’s last day employment was April 30, 2008, and he participated in the plan only for the first quarter of 2008.

Name	Title	Target Bonus
Ross A. Longhini	Executive Vice President and Chief Operating Officer	$227,500

Mark A. Heggestad	Executive Vice President and Chief Financial Officer	$140,000

Stephen J. McGill	Senior Vice President, Global Sales	$20,711

John F. Nealon	Senior Vice President, Business Development	$112,500